Exhibit 10.2

MASONITE INTERNATIONAL CORPORATION

DEFERRED COMPENSATION PLAN

Effective as of the 13th day of August, 2012, Masonite International Corporation (the “Controlling Company”) hereby establishes the Masonite International Corporation Deferred Compensation Plan (the “Plan”).

BACKGROUND AND PURPOSE

A. Purpose. The Controlling Company desires to provide its designated highly compensated employees (and those of its affiliated companies that participate in the Plan) and its non-employee directors with an opportunity (i) to defer the receipt and income taxation of a portion of such employees’ and directors’ annual compensation, and (ii) to the extent (if any) determined from time to time by the Controlling Company, to receive additional deferred compensation provided by the Controlling Company or the respective employers.

B. Type of Plan. The Plan is an unfunded, nonqualified deferred compensation plan that benefits non-employee directors and certain designated employees who are within a select group of key management or highly compensated employees. The Plan is intended to be a “top hat” plan under ERISA. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT

To establish the Plan with the purposes and goals as described above, the Controlling Company hereby sets forth the terms and provisions of the Plan as follows:

MASONITE INTERNATIONAL CORPORATION

DEFERRED COMPENSATION PLAN

i

1.32 Incentive Plan	7
1.33 Investment Election	7
1.34 Investment Funds	7
1.35 Matching Contribution	7
1.36 Participant	7
1.37 Participating Company	7
1.38 Payment Date	7
1.39 Plan	7
1.40 Plan Year	7
1.41 Rabbi Trust or Rabbi Trust Agreement	8
1.42 Senior Management Committee	8
1.43 Separate from Service or Separation from Service	8
(a) Eligible Employees	8
(b) Eligible Directors	9
(c) Status Change	9
1.44 Separation from Service Distribution Account	9
1.45 Specified Date Distribution Account	9
1.46 Stock Unit Award	9
1.47 Stock Unit Deferral	10
1.48 Stock Unit Election	10
1.49 Surviving Spouse	10
1.50 Trustee	10
1.51 Valuation Date	10

ARTICLE II ELIGIBILITY AND PARTICIPATION	11
2.1 Eligibility	11
(a) Annual Participation	11
(b) Interim Plan Year Participation	11
2.2 Procedure for Admission	11
2.3 Cessation of Eligibility	12
(a) Generally	12
(b) Status of Inactive Participant	12

ARTICLE III PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING	13
3.1 Participants’ Accounts	13
(a) Establishment of Accounts	13
(b) Nature of Contributions and Accounts	13
(c) Several Liabilities	13
(d) General Creditors	13
3.2 Deferrals	13
(a) Effective Date	14
(b) Term and Irrevocability of Election	15
(c) Amount	15
(d) Crediting of Deferrals	16
3.3 Matching Contributions	16
3.4 Discretionary Contributions	17

3.5 Debiting of Distributions	17
3.6 Crediting of Earnings	17
3.7 Value of Account	17
3.8 Vesting	17
(a) Deferrals	17
(b) Matching and Discretionary Contributions	17
(c) Committee Discretion	17
(d) Forfeiture	18
(e) Stock Unit Awards	18
3.9 Notice to Participants of Account Balances	18
3.10 Good Faith Valuation Binding	18

ARTICLE IV INVESTMENT FUNDS	19
4.1 Selection by Deferred Compensation Plan Committee	19
4.2 Participant Direction of Deemed Investments	19
(a) Nature of Participant Direction	19
(b) Separate Investment Election for Each Distribution Account	19
(c) Deferred Compensation Plan Committee Discretion	19
4.3 Stock Unit Deferrals	20
(a) Stock Unit Awards	20
(b) Deferred Stock Units	20
(c) Stock Adjustments	20
(d) Diversification of Deferred Stock Units	20
(e) Committee Discretion	21

ARTICLE V PAYMENT OF ACCOUNT BALANCES	22
5.1 Amount of Benefit Payments	22
5.2 Timing and Form of Distribution of Deferrals	22
(a) Allocation Among Distribution Accounts	22
(b) Timing of Distributions	23
(c) Form of Distribution	23
(d) Modifications of Form and Timing	24
(e) Medium of Payment	25
(f) Cashout	25
5.3 Payment Upon a Change in Control	26
5.4 Death Benefits	26
5.5 Hardship Withdrawals	27
(a) Eligibility and Timing	27
(b) Amount	27
(c) Designation of Payment	27
5.6 Taxes	27
(a) Amounts Payable Whether or Not Account is in Pay Status	27
(b) Amounts Payable Only if Account is in Pay Status	27
5.7 Offset of Account by Amounts Owed to the Company	27
5.8 No Acceleration of Payments	28

ARTICLE VI CLAIMS	29
6.1 Rights	29
6.2 Claim Procedure	29
(a) Initial Claim	29
(b) Appeal	30
6.3 Satisfaction of Claims	31

ARTICLE VII SOURCE OF FUNDS; TRUSTS	32
7.1 Rabbi Trust	32
(a) Establishment	32
(b) Distributions	32
(c) Status of the Rabbi Trust	32
7.2 Funding Prohibition under Certain Circumstances	32

ARTICLE VIII ADMINISTRATION	33
8.1 Action by Deferred Compensation Plan Committee	33
8.2 Rights and Duties of Deferred Compensation Plan Committee	33
8.3 Compensation, Indemnity and Liability of Committee Members	34
8.4 Authority	34

ARTICLE IX AMENDMENT AND TERMINATION	35
9.1 Amendments	35
9.2 Termination of Plan	35
(a) Freezing	35
(b) Termination	35

ARTICLE X MISCELLANEOUS	36
10.1 Beneficiary Designation	36
(a) General	36
(b) No Designation or Designee Dead or Missing	36
10.2 Distribution Pursuant to Domestic Relations Order	36
10.3 Taxation	37
10.4 Plan Expenses	37
10.5 No Employment Contract	37
10.6 Headings	37
10.7 Gender and Number	37
10.8 Assignment of Benefits	38
10.9 Legally Incompetent	38
10.10 Governing Law	38

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.

1.1 Account means with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted and actually credited in accordance with the terms of the Plan to the bookkeeping account established and maintained by the Controlling Company for such Participant or Beneficiary. As determined by the Deferred Compensation Plan Committee, an Account may be divided into separate subaccounts.

1.2 Affiliate means the Controlling Company and any corporation or other entity that is required to be aggregated with the Controlling Company under Code Sections 414(b) or (c). Notwithstanding the foregoing, for purposes of determining whether a Separation from Service has occurred with any Participating Company, the term “Affiliate” will include such Participating Company and all entities that would be treated as a single employer with such Participating Company under Code Sections 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

1.3 Base Pay means, for a Participant for any Plan Year, the total of such Participant’s compensation, as defined in the Masonite Savings Plan as of the December 31 immediately preceding such Plan Year for purposes of calculating pre-tax elective deferrals under the Masonite Savings Plan, with the following differences: (i) the limitation under Code Section 401(a)(17) will not apply; (ii) Bonuses and Stock Unit Awards will not be taken into account; and (iii) no amounts paid after a Participant’s Separation from Service will be taken will be taken into account. Base Pay for a pay period that begins in one Plan Year and ends in the following Plan Year will be considered Base Pay for the year in which the pay period ends. Base Pay paid in a calendar year following the calendar year in which the pay period ends will be considered Base Pay for the year in which the pay period ends unless the pay period includes the last day of the calendar year, in which case the Base Pay will be considered Base Pay for the year in which the Base Pay is paid.

1.4 Base Pay Deferral means the amount of a Participant’s Base Pay that the Participant elects to have withheld from his Base Pay and credited to his Account pursuant to Section 3.2.

1.5 Base Pay Election means a written, electronic or other form of election permitted by the Deferred Compensation Plan Committee, pursuant to which a Participant may elect to defer under the Plan a portion of his Base Pay as a Base Pay Deferral.

1.6 Beneficiary means, with respect to a Participant, the person(s) designated in accordance with Section 10.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.

A-1

1.7 Board means the Board of Directors of the Controlling Company.

1.8 Bonus means, for a Participant for any Plan Year, that portion of an Eligible Employee’s compensation for that Plan Year payable as a performance-based bonus other than a Stock Unit Award. Bonuses will not include any amounts paid after a Participant’s Separation from Service.

1.9 Bonus Deferral means the amount of a Participant’s Bonus that the Participant elects to have withheld from his Bonus and credited to his Account pursuant to Section 3.2.

1.10 Bonus Election means a written, electronic or other form of election permitted by the Deferred Compensation Plan Committee, pursuant to which a Participant may elect to defer under the Plan all or a portion of his Bonus as a Bonus Deferral.

1.11 Change in Control means a change of control of the Controlling Company, as follows:

(a) Change in the Ownership of the Controlling Company. A change in ownership of the Controlling Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Controlling Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Controlling Company or to cause a change in the effective control of the Controlling Company. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Controlling Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This Section applies only when there is a transfer of stock of the Controlling Company (or issuance of stock of the Controlling Company) and stock in the Controlling Company remains outstanding after the transaction.

(b) Change in the Effective Control of the Controlling Company. A change in the effective control of the Controlling Company occurs on either of the following dates:

(i) The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Controlling Company possessing 40 percent or more of the total voting power of the stock of the Controlling Company.

(ii) The date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(c) Change in the Ownership of a Substantial Portion of the Controlling Company’s Assets.

(i) In General. A change in the ownership of a substantial portion of the Controlling Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Controlling Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Controlling Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Controlling Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii) Transfers to a Related Person.

(A) There is no change in control event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Controlling Company immediately after the transfer, as provided in this subsection (c)(ii). A transfer of assets by the Controlling Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(1) A shareholder of the Controlling Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Controlling Company;

(3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Controlling Company; or

(4) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (c)(ii)(A)(3) of this section.

(B) For purposes of this subsection (c)(ii) and except as otherwise provided in Treasury Regulations, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Controlling Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Controlling Company after the transaction, is not treated as a change in the ownership of the assets of the Controlling Company.

(d) Additional Rules.

(i) Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets of the Controlling Company at the same time with respect to a change in the ownership of a substantial portion of the Controlling Company’s assets, or solely because they purchase or own stock of the Controlling Company at the same time with respect to a change in the ownership of the Controlling Company or a change in effective control of the Controlling Company. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets with respect to a change in the ownership of a substantial portion of the Controlling Company’s assets or stock with respect to a change in the ownership of the Controlling Company or a change in the effective control of the Controlling Company, or similar business transaction with the Controlling Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets with respect to a change in the ownership of a substantial portion of the Controlling Company’s assets or stock with respect to a change in the ownership of the Controlling Company or a change in the effective control of the Controlling Company, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(ii) Attribution of Stock Ownership. For purposes of this Section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested [as defined by Treasury Regulation Sections 1.83-3(b) and (j)], the stock underlying the option is not treated as owned by the individual who holds the option.

(iii) Acquisition of Additional Control. If any one person, or more than one person acting as a group, is considered to effectively control the Controlling Company (within the meaning of subsection (b) of this section), the acquisition of additional control of the Controlling Company by the same person or persons is not considered to cause a change in the effective control of the Controlling Company (or to cause a change in the ownership of the Controlling Company within the meaning of subsection (a) of this section).

1.12 Change in Control Distribution Account means, with respect to a Participant, the entire amount credited to such Participant’s Account as of the 24-month anniversary of a Change in Control, including any portion of his Account that has commenced to be distributed in the form of annual installments prior to the 24-month anniversary of such Change in Control but has not yet been fully distributed, excluding any portion of his Account that is scheduled to be paid before the 24-month anniversary of such Change in Control, and as adjusted for deemed earnings and losses in accordance with Article IV until the Valuation Date on which the distribution of such Participant’s Change in Control Distribution Account is processed.

1.13 Code means the Internal Revenue Code of 1986, as amended.

1.14 Compensation Committee means the Compensation Committee of the Board.

1.15 Controlling Company means Masonite International Corporation and any successor thereto that sponsors this Plan.

1.16 Deferral Election means a Base Pay Election, Bonus Election, Stock Unit Election and/or Director’s Fee Election.

1.17 Deferrals means the Participant’s Base Pay Deferrals, Bonus Deferrals, Stock Unit Deferrals and Director’s Fee Deferrals.

1.18 Deferred Compensation Plan Committee means the Masonite International Corporation Retirement Plan Committee or any other committee designated by the Compensation Committee to administer the Plan as provided in Article IX. If no Deferred Compensation Plan Committee has been appointed, the Senior Management Committee will serve as the Deferred Compensation Plan Committee.

1.19 Deferred Stock Units means credits to a Participant’s Account under Section 4.3 with respect to the portion of a Stock Unit Award deferred under this Plan, with each such Deferred Stock Unit representing the right to receive one share of the common stock of the Controlling Company.

1.20 Director means any individual who is a member of the Board.

1.21 Director’s Fees means, for a Participant for any Plan Year, any retainer or fees payable in cash to such Participant in his capacity as a Director, other than a Stock Unit Award. Director’s Fees will not include any expenses paid directly or through reimbursement or any amounts paid after a Participant’s Separation from Service.

1.22 Director’s Fee Deferral means the amount of a Participant’s Director’s Fees that the Participant elects to have withheld from his Director’s Fees and credited to his Account pursuant to Section 3.2.

1.23 Director’s Fee Election means a written, electronic or other form of election permitted by the Deferred Compensation Plan Committee, pursuant to which a Participant may elect to defer under the Plan a portion of his Director’s Fees as a Director’s Fee Deferral.

1.24 Disability means the condition of a Participant that has resulted in his being approved for payment of benefits, directly or indirectly, under any long-term disability plan maintained by a Participating Company; such approval will be made by such person and pursuant to such rules and criteria as are prescribed in the procedures of any such plan. In the event that a Participant is not covered by a long-term disability plan maintained by a

Participating Company, the Deferred Compensation Plan Committee, in its sole discretion, will determine whether such Participant has suffered a Disability. In making such determination, the Deferred Compensation Plan Committee will use the definitions and criteria established and set forth in the long-term disability plan maintained by a Participating Company and, if consistent with such criteria, may require such medical proof as it deems necessary, including the certificate of one or more licensed physicians selected by the Deferred Compensation Plan Committee; the decision of the Deferred Compensation Plan Committee as to Disability will be final and binding.

1.25 Discretionary Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.4.

1.26 Effective Date means August 13, 2012, the date that the Plan will be effective.

1.27 Eligible Director means a Director who (i) is a United States citizen or permanent legal resident, and (ii) is not an employee of the Controlling Company or any of its subsidiaries or affiliates. For purposes of the Plan, an employee is an individual whose wages are treated by a Participating Company as subject to the withholding of federal income tax under Code Section 3401.

1.28 Eligible Employee means an individual who:

(a) Is an employee of a Participating Company;

(b) Is a United States citizen or permanent legal resident; and

(c) Is classified by the Participating Company that employs him as a Band 3 or higher employee, such that he is within a select group of key management or highly compensated employees.

1.29 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.30 FICA Tax means the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).

1.31 Financial Hardship means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent [as defined in Code Section 152(a)] or the Participant’s Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the Deferred Compensation Plan Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Deferred Compensation Plan Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under the Plan.

Examples of needs that are not considered Financial Hardships include the need to send a Participant’s child to college or the desire to purchase a home.

1.32 Incentive Plan means the plans or programs under which Stock Unit Awards are granted. References in this Plan to the “Incentive Plan” include any applicable terms and conditions contained in associated award or grant terms or agreements.

1.33 Investment Election means a written, electronic or other form of election pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account (other than Stock Unit Awards) will be deemed to be invested.

1.34 Investment Funds means the investment funds selected from time to time by the Deferred Compensation Plan Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

1.35 Matching Contribution means the amount credited to a Participant’s Account under the Plan as a match on such Participant’s Base Pay Deferrals, Bonus Deferrals, Stock Unit Deferrals and/or Director’s Fee Deferrals, pursuant to the terms of Section 3.3.

1.36 Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.

1.37 Participating Company means, as of the Effective Date, the Controlling Company and any Affiliates that are designated on Exhibit A hereto, as participating companies herein. In addition, the Deferred Compensation Plan Committee may designate any other Affiliate as a participating company in the future.

1.38 Payment Date means the date on which all or a portion of a Participant’s Separation from Service Distribution Account and/or Specified Date Distribution Account(s) are scheduled to be paid (in the case of a lump-sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.

1.39 Plan means the Masonite International Corporation Deferred Compensation Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended (i) to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees, and (ii) is intended to comply with Code Section 409A.

1.40 Plan Year means the 12-consecutive-month period ending on December 31 of each year.

1.41 Rabbi Trust or Rabbi Trust Agreement means the rabbi trust established by the Controlling Company to hold assets transferred thereto until paid to trust beneficiaries as provided under this Plan. In the event of the insolvency of the Controlling Company, any funds held in such Rabbi Trust will be subject to the claims of the creditors of the Controlling Company in the same manner as any other assets of the Controlling Company. It is the intention of the Controlling Company that the Rabbi Trust will constitute an unfunded arrangement and will not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.

1.42 Senior Management Committee means a committee comprised of the Controlling Company’s Chief Executive Officer, Chief Financial Officer, Senior Human Resources Officer and General Counsel.

1.43 Separate from Service or Separation from Service means that a Participant separates from service with the Participating Company to which he is providing services and its Affiliates as defined in Code Section 409A and guidance issued thereunder.

(a) Eligible Employees. Generally, with respect to the portion of a Participant’s Account that relates to his service as an Eligible Employee, such Participant Separates from Service if he dies, retires or otherwise has a termination of employment with all Affiliates, determined in accordance with the following:

(i) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with an Affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence will be substituted for such 6-month period.

(ii) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliates and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to all Affiliates if the Participant has been providing services to all Affiliates less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other employers in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a)(i) herof, for purposes of this subsection (a)(ii) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (a)(ii) (including for purposes of determining the applicable 36-month (or shorter) period).

(b) Eligible Directors. Generally, with respect to the portion of a Participant’s Account that relates to his service as an Eligible Director, such Participant Separates from Service upon the end of his term on the Board or at such later time as would constitute a separation from service under Code Section 409A.

(c) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must Separate from Service both as an employee and as an independent contractor, pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services to Affiliates as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.

1.44 Separation from Service Distribution Account means the portion of a Participant’s Account that is payable at the time set forth in Section 5.2(b)(i) and in the form set forth in Section 5.2(c)(i).

1.45 Specified Date Distribution Account means the portion of a Participant’s Account that is payable on a specified date determined under Section 5.2(b)(ii) and in the form set forth in Section 5.2(c)(ii). Each portion of a Participant’s Account that is payable on a different specified date will constitute a separate Specified Date Distribution Account.

1.46 Stock Unit Award means, for a Participant for any Plan Year, that portion of an Eligible Employee’s or an Eligible Director’s incentive compensation for that Plan Year that is denominated in restricted stock units (i.e., the value of which is determined by reference to the value of a certain number of shares and/or fractional shares of the common stock of the Controlling Company). Stock Unit Awards will not include any amounts paid after a Participant’s Separation from Service.

1.47 Stock Unit Deferral means the amount of a Participant’s Stock Unit Award that the Participant elects to have withheld from such Stock Unit Award and credited to his Account pursuant to Section 3.2.

1.48 Stock Unit Election means a written, electronic or other form of election permitted by the Deferred Compensation Plan Committee, pursuant to which a Participant may elect to defer under the Plan a portion of his Stock Unit Award as a Stock Unit Deferral.

1.49 Surviving Spouse means, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse will be made as of the date of such Participant’s death.

1.50 Trustee means the party or parties so designated from time to time pursuant to the terms of the Rabbi Trust.

1.51 Valuation Date means each day on which the recordkeeper of the Plan values the balances of the Accounts.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility.

(a) Annual Participation. Each individual who is an Eligible Employee or an Eligible Director as of the first day of a Plan Year will be eligible to participate in the Plan for the entire Plan Year.

(b) Interim Plan Year Participation.

(i) In General. Each individual who first becomes or, subject to subsection (b)(ii) hereof, again becomes an Eligible Employee or an Eligible Director during a Plan Year will be eligible to participate in the Plan for a portion of such Plan Year. Such individual’s participation will become effective as of the date he first becomes or, subject to subsection (b)(ii) hereof, again becomes an Eligible Employee or an Eligible Director, provided his Deferrals will not commence until the applicable time(s) set forth in Section 3.2(a)(ii).

(ii) Rehires. If a former Eligible Employee or Eligible Director again becomes an Eligible Employee or an Eligible Director under the Plan, he will be eligible for interim Plan Year participation pursuant to this subsection (b) only if:

(A) He has not been an Eligible Employee or an Eligible Director at any time within 24 months before the date he again becomes an Eligible Employee or an Eligible Director; or

(B) He has received distribution of the full amount of his Account balance attributable to Deferrals; and on or before the last such distribution payment he was not considered an Eligible Employee or an Eligible Director for purposes of Deferrals for periods after the last distribution payment.

If an Eligible Employee or an Eligible Director is or was eligible to participate in another plan that is aggregated with the elective deferral portion of this Plan under Code Section 409A, participation in such plan will be treated as participation in the Plan for purposes of determining whether the Eligible Employee or Eligible Director is newly eligible for the Plan under this subsection.

2.2 Procedure for Admission.

The Deferred Compensation Plan Committee may require a Participant to complete such forms and provide such data as the Deferred Compensation Plan Committee determines in its sole discretion. Such forms and data may include, without limitation and as applicable, a Base Pay Election, a Bonus Election, a Stock Unit Election, a Director’s Fee Election and the Eligible Employee’s or Eligible Director’s acceptance of the terms and conditions of the Plan.

2.3 Cessation of Eligibility.

(a) Generally. An employee’s contributions under the Plan will not apply to compensation (i) earned in any Plan Year in which he does not satisfy the criteria which qualify him as an Eligible Employee or an Eligible Director, or (ii) paid after his Separation from Service. Even if his active participation in the Plan ends, an employee will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee or an Eligible Director and recommences active participation in the Plan.

(b) Status of Inactive Participant. During the period of time that an employee is an inactive Participant in the Plan, his Account will continue to be credited with earnings as provided for in Section 3.6.

ARTICLE III

PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING

3.1 Participants’ Accounts.

(a) Establishment of Accounts. The Deferred Compensation Plan Committee will establish and maintain an Account on behalf of each Participant. Each Account will be credited with (i) Deferrals, (ii) Matching Contributions, (iii) Discretionary Contributions, and (iv) earnings attributable to such Account, and will be debited by the amount of all distributions. Each Account will be subdivided into such subaccounts as the Deferred Compensation Plan Committee may deem helpful. Each Account of a Participant will be maintained until the value thereof has been distributed, or, to the extent applicable, forfeited, to or on behalf of such Participant or his Beneficiary.

(b) Nature of Contributions and Accounts. The amounts credited to a Participant’s Account will be represented solely by bookkeeping entries. Except as provided in Article VII, no monies or other assets will actually be set aside for such Participant with respect to his Account, and all payments to a Participant under the Plan with respect to his Account will be made from the general assets of the Participating Companies.

(c) Several Liabilities. Each Participating Company will be severally (and not jointly) liable for the payment of benefits under the Plan. The Deferred Compensation Plan Committee will allocate the total liability to pay benefits under the Plan among the Participating Companies, and the Deferred Compensation Plan Committee’s determination will be final and binding.

(d) General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations related to Accounts will be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under Article V constitutes a mere promise of such Participating Company to pay such benefits. A Participant or Beneficiary will have only the rights of an unsecured, general creditor of the Participating Company.

3.2 Deferrals.

Subject to the requirements of this Section, each Eligible Employee who is eligible to participate in the Plan for all or any portion of a Plan Year may elect to have Base Pay Deferrals, Bonus Deferrals and/or Stock Unit Deferrals made on his behalf for such Plan Year by completing and delivering to the Deferred Compensation Plan Committee (or its designee) Deferral Election(s), setting forth the terms of his election(s). Subject to the requirements of this Section, each Eligible Director who is eligible to participate in the Plan for all or any portion of a Plan Year may elect to have Director’s Fee Deferrals and/or Stock Unit Deferrals made on his behalf for such Plan Year by completing and delivering to the Deferred Compensation Plan Committee (or its designee) Deferral Election(s), setting forth the terms of his election(s). The following terms will apply to such elections:

(a) Effective Date.

(i) General Deadline. A Participant’s Base Pay Election, Bonus Election, Stock Unit Election and Director’s Fee Election for the compensation earned during a Plan Year must be made before the first day of such Plan Year, except as provided in subsections (ii) and (iii) below.

(ii) Special Rule for New Participants.

(A) Base Pay Deferrals. If a Participant initially becomes an Eligible Employee during a Plan Year pursuant to Section 2.1(b), to the extent permitted by the Deferred Compensation Plan Committee, such Participant may make a prospective Base Pay Election either before or within 30 days after the date on which his participation becomes effective. Such Base Pay Election will apply to the Participant’s Base Pay for services performed after the Base Pay Election is made, starting with the second payroll period that begins after the 30-day period commencing on the date on which the Participant’s participation becomes effective.

(B) Bonus Deferrals. If a Participant initially becomes an Eligible Employee during a Plan Year pursuant to Section 2.1(b), such Participant may make a Bonus Election either before or within 30 days after the date on which his participation becomes effective. If such election is made before the beginning of the performance period for any Bonus earned during such Plan Year, such Bonus Election will be effective for the entire Bonus earned during such Plan Year. If such election is made after the beginning of the performance period for any Bonus earned during such Plan Year, the maximum amount that may be deferred under such Bonus Election will be a prorated portion of the Bonus earned during such Plan Year equal to the total amount of such Bonus multiplied by the ratio of the number of days remaining in such performance period after the Participant makes his Bonus Election over the total number of days in such performance period.

(C) Stock Unit Deferrals. If a Participant initially becomes an Eligible Employee or an Eligible Director during a Plan Year pursuant to Section 2.1(b), such Participant may make a Stock Unit Election either before or within 30 days after the date on which his participation becomes effective. The maximum amount that may be deferred under such Stock Unit Election will be a prorated portion of the Stock Unit Award earned during any performance period that includes all or any portion of such Plan Year equal to the total amount of such Stock Unit Award multiplied by the ratio of the number of days remaining in such performance period after the Participant makes his Stock Unit Election over the total number of days in such performance period.

(D) Director’s Fee Deferrals. If a Participant initially becomes an Eligible Director during a Plan Year pursuant to Section 2.1(b), such Participant may make a Director’s Fee Election either before or within 30 days after the date on which his participation becomes effective. Such Director’s Fee Election will apply to the Participant’s Director’s Fees for services performed after the Director’s Fee Election is made. Since Director’s Fees are generally paid quarterly in advance, a Director’s Fee Election made pursuant to this subsection (a)(ii)(D) will apply to the first Director’s Fees payable after the Director’s Fee Election is made.

(iii) Special Rule for Certain Stock Unit Deferrals. If a Participant is granted a Stock Unit Award that requires the Participant to continue to provide services for a period of at least 12 months from the date the Stock Unit Award is granted for the Stock Unit Award to become vested, the Deferred Compensation Plan Committee may permit such Participant to make a Stock Unit Election with respect to such Stock Unit Award (i) on or before the 30th day after the Stock Unit Award is granted, and (ii) at least 12 months in advance of the earliest date on which such Stock Unit Award could become vested. The Deferred Compensation Plan Committee may permit a Participant to make a Stock Unit Election with respect to a Stock Unit Award that becomes immediately vested upon the Participant’s death or disability [as defined in Treasury Regulations Section 1.409A-3(i)(4)] or upon a Change in Control but otherwise satisfies the requirements of the preceding sentence, but, if such Stock Unit Award becomes vested on account of the Participant’s death, disability or Change in Control less than 12 months from the date the Stock Unit Award is granted, such Stock Unit Election will not be given effect unless such Stock Unit Election satisfies the requirements of subsection (a)(i) or (a)(ii) hereof.

(b) Term and Irrevocability of Election. An Eligible Employee or an Eligible Director may change his Base Pay Election, Bonus Election, Stock Unit Election and/or Director’s Fee Election, as applicable, for the Plan Year any time prior to the deadlines specified in subsection (a) above (as applicable to the Participant), but only to the extent (if any) permitted by, and subject to any restrictions or procedures determined by, the Deferred Compensation Plan Committee. Upon the latest of the deadlines specified in subsection (a) above that applies to an Eligible Employee or Eligible Director, such Eligible Employee’s or Eligible Director’s Base Pay Election, Bonus Election, Stock Unit Election and/or Director’s Fee Election, as applicable, or failure to elect, will become irrevocable for the Plan Year except as provided under this subsection (b). A Participant’s Base Pay Election, Bonus Election, Stock Unit Election and Director’s Fee Election may be cancelled in the discretion of the Deferred Compensation Plan Committee as permitted under Code Section 409A (for example, on the date the Participant receives an unforeseeable emergency distribution pursuant to Code Section 409A, or hardship distribution under Treasury Regulations Section 1.401(k)-1(d)(3), under any plan maintained by an Affiliate); provided, the Participant will not have a direct or indirect election regarding whether his Base Pay Election, Bonus Election, Stock Unit Election or Director’s Fee Election will be cancelled pursuant to this sentence.

(c) Amount.

(i) Base Pay Deferrals. A Participant may elect to defer his Base Pay for a Plan Year in 1% increments, up to a maximum of 50% (or such other maximum percentage and/or amount, if any, established by the Deferred Compensation Plan Committee from Plan Year to Plan Year).

(ii) Bonus Deferrals. The Participant may elect to defer his Bonus for a Plan Year in 1% increments, up to 100% (or such other maximum percentage and/or amount, if any, established by the Deferred Compensation Plan Committee from Plan Year to Plan Year). Any percentage election will be applied to the Participant’s gross Bonus without reduction for any tax withholding applicable to the Bonus. Any tax withholding will first be applied to the portion of the Bonus that is not deferred. If the portion of the Bonus that is not deferred is insufficient to satisfy the full amount of tax withholding, the deferral amount will be reduced by any additional FICA Tax applicable to the Bonus and other tax withholding related to the amount of such FICA Taxes as permitted under Code Section 409A.

(iii) Stock Unit Deferrals. The Participant may elect to defer his Stock Unit Awards up to 100% (or such other maximum percentage and/or amount, if any, established by the Deferred Compensation Plan Committee from Plan Year to Plan Year). Any percentage election will be applied to the Participant’s gross Stock Unit Award. Any tax withholding will first be applied to the portion of the Stock Unit Award that is not deferred. If the portion of the Stock Unit Award that is not deferred is insufficient to satisfy the full amount of tax withholding, the deferral amount will be reduced by any additional FICA Tax applicable to the Stock Unit Award and other tax withholding related to the amount of such FICA Taxes as permitted under Code Section 409A.

(iv) Director’s Fee Deferrals. A Participant may elect to defer his Director’s Fees for a Plan Year in 1% increments, up to a maximum of 100% (or such other maximum percentage and/or amount, if any, established by the Deferred Compensation Plan Committee from Plan Year to Plan Year).

(d) Crediting of Deferrals. Except with respect to Stock Unit Deferrals, for each Plan Year that a Participant has a Deferral Election in effect, the Deferred Compensation Plan Committee will credit the amount of such Participant’s Deferrals to his Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him but for his Deferral Election. The terms of crediting of Stock Unit Deferrals are set forth in Section 4.3.

3.3 Matching Contributions.

If and to the extent the Compensation Committee determines that the Controlling Company will make Matching Contributions for some or all Participants, then as of the end of each payroll period (or such other date or time as the Deferred Compensation Plan Committee, in its sole discretion, determines from time to time), the Deferred Compensation Plan Committee will credit to each applicable Participant’s Account for such period a Matching Contribution equal to the amount of the Matching Contribution so determined. The amount, recipient(s), timing, and terms and conditions of a Matching Contribution (if any) will be determined by the Deferred Compensation Plan Committee, in its sole discretion.

3.4 Discretionary Contributions.

The amount, recipient(s), timing, and terms and conditions of a Discretionary Contribution (if any) will be determined by the Compensation Committee, in its sole discretion. The Deferred Compensation Plan Committee will credit any such Discretionary Contribution to the Account of a Participant as of any Valuation Date it determines in its sole discretion.

3.5 Debiting of Distributions.

As of each Valuation Date, the Deferred Compensation Plan Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.6 Crediting of Earnings.

As of each Valuation Date, the Deferred Compensation Plan Committee will credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date.

3.7	Value of Account.

The value of a Participant’s Account as of any date will be equal to the aggregate value of all contributions and all investment earnings (or losses) deemed or actually credited to his Account, less any expenses deducted from the Account as of such date, determined in accordance with this Article III and Section 10.4.

3.8 Vesting.

(a) Deferrals. A Participant will at all times be fully vested in his Deferrals and the earnings credited to his Account with respect to such Deferrals.

(b) Matching and Discretionary Contributions. Any Matching or Discretionary Contributions credited to a Participant’s Account and the earnings credited with respect thereto will vest in accordance with the vesting schedule(s) and/or conditions specified and made effective for such contributions by the Deferred Compensation Plan Committee, in its sole discretion. If the Deferred Compensation Plan Committee does not specify vesting conditions at the time it declares a Matching Contribution or a Discretionary Contribution, such Matching Contributions or Discretionary Contributions will be 100% vested. Notwithstanding the foregoing, a Participant’s entire Account will become 100% vested upon (i) the Participant’s death while still employed by a Participating Company, (ii) the Participant’s becoming Disabled while still employed by a Participating Company, or (iii) a Change in Control.

(c) Committee Discretion. The Deferred Compensation Plan Committee may, at any time in its sole discretion, accelerate the vesting of any Participant’s Account.

(d) Forfeiture. Upon a Participant’s Separation from Service for any reason other than death or Disability while employed by a Participating Company, the unvested portion of his Account will be immediately forfeited. Such forfeited amount will not be restored if the Participant again becomes an employee of an Affiliate or a Director and will not be restored upon a Change in Control.

(e) Stock Unit Awards. Notwithstanding the foregoing, pursuant to the terms of Section 4.3, Stock Unit Awards will remain subject to the vesting rules and conditions set forth in the Incentive Plan until such Stock Unit Awards are credited to a Participant’s Account and will be 100% vested at all times while credited to Participants’ Accounts under the Plan.

3.9 Notice to Participants of Account Balances.

At least once for each Plan Year, the Deferred Compensation Plan Committee will cause a written statement of a Participant’s Account balance to be distributed to the Participant.

3.10 Good Faith Valuation Binding.

In determining the value of the Accounts, the Deferred Compensation Plan Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and beneficiaries.

ARTICLE IV

INVESTMENT FUNDS

4.1 Selection by Deferred Compensation Plan Committee.

From time to time, the Deferred Compensation Plan Committee will select one or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan (other than Stock Unit Deferrals). The Deferred Compensation Plan Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate.

4.2 Participant Direction of Deemed Investments.

Each Participant generally may select the investments in which his Account (other than Stock Unit Deferrals) will be deemed invested in and among the applicable Investment Funds. Any Participant investment directions permitted hereunder will be made in accordance with the following terms:

(a) Nature of Participant Direction. The selection of Investment Funds will be for the sole purpose of determining the rate of return to be credited to his Account (other than Stock Unit Deferrals), and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media.

(b) Separate Investment Election for Each Distribution Account. Each Participant may make a separate Investment Election with respect to his Separation from Service Distribution Account and each of his Specified Date Distribution Accounts. Such an Investment Election will prescribe the percentage of his existing Separation from Service Distribution Account balance or Specified Date Distribution Account balance and future contributions to such Separation from Service Distribution Account or Specified Date Distribution Account that will be deemed invested in each Investment Fund. Each such election will be effective after the Deferred Compensation Plan Committee (or its designee) has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant. Notwithstanding the foregoing, no investment election made pursuant to the terms of this subsection (b) will apply to a Participant’s Stock Unit Deferrals.

(c) Deferred Compensation Plan Committee Discretion. The Deferred Compensation Plan Committee will have complete discretion to adopt and revise procedures to be followed in making investment elections under the Plan. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Deferred Compensation Plan Committee that are inconsistent with the deadlines or procedures specified in this Section will supersede such provisions of this Section without the necessity of a Plan amendment.

4.3 Stock Unit Deferrals.

(a) Stock Unit Awards. Stock Unit Awards subject to a Stock Unit Election will be credited to the Participant’s Deferred Stock Units subaccount, as Deferred Stock Units, at the time(s) such Stock Unit Awards become vested and would have become payable to such Participant under the terms of the Stock Incentive Plan absent his Stock Unit Election. Prior to such crediting of Deferred Stock Units to his Account, Stock Unit Awards subject to such Stock Unit Election will remain subject to all terms and conditions of the Stock Incentive Plan. Without limiting the generality of the foregoing, such Stock Unit Awards will remain subject to terms of the Stock Incentive Plan regarding vesting (including any applicable time-based and/or performance-based vesting conditions), voting rights, entitlement to dividend equivalents and adjustment of shares of Controlling Company common stock.

(b) Deferred Stock Units. To the extent that Deferred Stock Units are credited to a Participant’s Deferred Stock Unit subaccount as of the record date of any dividend the Controlling Company may pay on its common stock, the Participant’s Deferred Stock Units subaccount will be credited with amounts equivalent to any dividends the Controlling Company may pay on an equivalent number of shares of its company stock. Such amounts will be credited to the Deferred Stock Units subaccount, as a cash amount, as of the date on which dividends are paid to shareholders by Controlling Company on its common stock. Thereafter, cash amounts in the Participant’s Deferred Stock Units subaccount attributable to such dividend equivalents will be adjusted in accordance with the Participant’s investment elections in the manner described in Section 4.2.

(c) Stock Adjustments. In the event of (i) any stock dividends, stock split, recapitalization or other change in the capital structure of the Controlling Company; (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization or partial or complete liquidation or other distribution of assets (other than a normal cash dividend); or (iii) any other event that would constitute an equity restructuring under the Code, the Deferred Compensation Plan Committee will make or provide for such adjustments in a Participant’s Deferred Stock Units, if any, as would be made or provided for under the Incentive Plan under which the Stock Unit Awards that were credited to the Plan as such Participant’s Deferred Stock Units were granted.

(d) Diversification of Deferred Stock Units. Once a Deferred Stock Unit has been credited to a Participant’s account for at least 6 month, the Participant may elect, in accordance with such procedures as the Deferred Compensation Plan Committee may establish, to have such Deferred Stock Unit converted into a cash amount credited to his Account. Thereafter, such cash amounts will be adjusted in accordance with the Participant’s investment elections in the manner described in Section 4.2. If a Participant elects to convert a Deferred Stock Unit to cash, the cash amount of such Deferred Stock Unit will be equal to the price of one share of the Controlling Company’s common stock at the time such conversion is processed. Once a Deferred Stock Unit has been converted into a cash amount pursuant to this subsection (d), it may not be converted back into a Deferred Stock Unit.

(e) Committee Discretion. Notwithstanding the foregoing provisions of this Section, with respect to any Stock Unit Elections, the Deferred Compensation Plan Committee may prescribe alternative terms to those described in this Section by specifying any such alternative terms in the election form(s) governing such Stock Unit Elections.

ARTICLE V

PAYMENT OF ACCOUNT BALANCES

5.1 Amount of Benefit Payments.

Payment of a benefit amount from a Participant’s Account as of any Payment Date hereunder will be calculated by determining the vested amount credited to the Participant’s Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed. For purposes of this Section, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

5.2 Timing and Form of Distribution of Deferrals.

(a) Allocation Among Distribution Accounts.

(i) Default Allocation. Unless a Participant elects, in accordance with subsection (a)(ii) hereof, for all or any portion of his Deferrals for a Plan Year to be allocated to one or more Specified Date Distribution Accounts, all of his Deferrals will be allocated to his Separation from Service Distribution Account.

(ii) Election of Specified Date Distribution Account(s). A Participant may elect, at the time he makes a Deferral Election for a Plan Year, that all or any portion of his Deferrals for such Plan Year be allocated to one or more Specified Date Distribution Accounts. Unless otherwise provided by the Deferred Compensation Plan Committee, a Participant may have no more than 5 Specified Date Distribution Accounts at any time.

(iii) Matching Contributions. All Matching Contributions made with respect to a Participant will be allocated to his Separation from Service Distribution Account and/or Specified Date Distribution Account(s) in the same portion that the Participant’s Deferrals to which such Matching Contributions relate are so allocated. Matching Contributions allocated to a Participant’s Separation from Service Distribution Account or Specified Date Distribution Account will be distributed at the same time and in the same form as other amounts allocated to such Separation from Service Distribution Account or Specified Date Distribution Account.

(iv) Discretionary Contributions. All Discretionary Contributions made with respect to a Participant will be allocated to his Separation from Service Distribution Account and will be distributed at the same time and in the same form as the remainder of the Participant’s Separation from Service Distribution Account.

(b) Timing of Distributions.

(i) Separation from Service Distribution Account. Except as otherwise provided in subsection (d) hereof, each Participant’s Separation from Service Distribution Account will be distributed or commence to be distributed on the 6-month anniversary of the date the Participant Separates from Service.

(ii) Specified Date Distribution Accounts. Except as otherwise provided in subsection (d) hereof, each Participant will elect the date on which each of his Specified Date Distribution Accounts will be distributed or commence to be distributed at the time he makes his first Deferral Election under which amounts are allocated to such Specified Date Distribution Account pursuant to subsection (a)(ii) hereof.

(c) Form of Distribution.

(i) Separation from Service Distribution Account.

(A) Single-Sum Payment. Except as provided in subsections (c)(i)(B) and (d) hereof, a Participant’s Separation from Service Distribution Account will be distributed in the form of a single lump-sum payment.

(B) Annual Installments.

(1) Election of Annual Installments. A Participant may elect, at the time he makes his first Deferral Election under which any Deferrals are allocated to his Separation from Service Distribution Account, to receive all or any portion of his Separation from Service Distribution Account in the form of annual installments. Notwithstanding the foregoing, if a Participant has Discretionary Contributions allocated to his Separation from Service Distribution Account before he makes a Deferral Election under which any Deferrals are allocated to his Separation from Service Distribution Account, he may not elect to have any portion of his Separation from Service Distribution Account distributed in the form of annual installments unless he makes such an election in accordance with subsection (d) hereof.

(2) Installment Periods. The installment payments will be made in substantially equal annual installments over a period of not less than 2 years and not more than 10 years (adjusted for earnings between payments in the manner described in Section 3.6), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant will be specified in the Participant’s first Deferral Election under which any Deferrals are allocated to his Separation from Service Distribution Account. Each installment payment will be due on the anniversary of the previous installment payment. An installment payment stream will be considered a single payment for purposes of Code Section 409A.

(ii) Specified Date Distribution Accounts.

(A) Single-Sum Payment. Except as provided in subsections (c)(ii)(B) and (d) hereof, each of a Participant’s Specified Date Distribution Accounts will be distributed in the form of a single lump-sum payment.

(B) Annual Installments.

(1) Election of Annual Installments. A Participant may elect, at the time he makes his first Deferral Election under which any Deferrals are allocated to a specific Specified Date Distribution Account, to receive all or any portion of such Specified Date Distribution Account in the form of annual installments. Notwithstanding the foregoing, if a Participant’s Specified Date Distribution Account is scheduled to be paid or commence to be paid after the 15th anniversary of the date the Participant Separates from Service, such Specified Date Distribution Account will be distributed in a single lump sum on the 15th anniversary of the date the Participant Separates from Service.

(2) Installment Periods. The installment payments will be made in substantially equal annual installments over a period of not less than 2 years and not more than 5 years (adjusted for earnings between payments in the manner described in Section 3.6), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant with respect to each of his Specified Date Distribution Accounts will be specified in the Participant’s first Deferral Election under which any Deferrals are allocated to such Specified Date Distribution Account. Each installment payment will be due on the anniversary of the previous installment payment. An installment payment stream will be considered a single payment for purposes of Code Section 409A.

(d) Modifications of Form and Timing.

(i) Availability of Election. A Participant may elect to (i) delay the payment (or commencement) of his Separation from Service Distribution Account and/or any of his Separation from Service Distribution Accounts, and/or (ii) change the form of payment his Separation from Service Distribution Account and/or any of his Separation from Service Distribution Accounts by: (A) having all or any portion of such Separation from Service Distribution Account and/or Specified Date Distribution Account(s) paid in the form of annual installment payments, (B) changing the number of installment payments elected with respect to such Separation from Service Distribution Account and/or Specified Date Distribution Account(s), (C) changing the portion of such Separation from Service Distribution Account and/or Specified Date Distribution Account(s) that are to be paid in the form of installment payments, or (D) having all or any portion of such Separation from Service Distribution Account and/or Specified Date Distribution Account(s) that are scheduled to be paid in installment payments to be paid in the form of a lump sum instead. Any election under this subsection (d)(i) will specify the number of installment payments elected, if any.

(ii) Delay in Payment Date. In the event of an election under subsection (d)(i) hereof with respect to a Participant’s Separation from Service Distribution Account and/or Specified Date Distribution Account(s), the Payment Date for the affected Separation from Service Distribution Account and/or Specified Date Distribution Account(s) will be delayed to 5 years after the date of payment that applied prior to the election, or such later date as may be elected by the Participant under subsection (d)(i) hereof. Notwithstanding the foregoing, if a Participant’s Specified Date Distribution Account is scheduled to be paid or commence to be paid after the 15th anniversary of the date the Participant Separates from Service, such Specified Date Distribution Account will be distributed in a single lump sum on the 15th anniversary of the date the Participant Separates from Service.

(iii) Restrictions. Any election under this subsection (d) will not take effect until 12 months after the date on which the election is made, and, if made within 12 months before the payment was scheduled to begin or be made under the previous payment terms, will not be effective. In the case of an amount payable at a specified age or calendar date, an election under this subsection (c) must be made at least 12 months before the date the Participant would reach such specified age or such calendar date, as applicable.

(e) Medium of Payment. All distributions, other than Deferred Stock Units, will be made in the form of cash. Any Deferred Stock Units credited to a Participant’s Account on the Valuation Date as of which his distribution is processed will be distributed in the form of whole shares of common stock of the Controlling Company. In the case of installment payments of amounts distributable in the form of shares of common stock of the Controlling Company, such fraction will be applied to the number of Deferred Stock Units in the applicable portion of the Participant’s Account immediately before such payment is made. If a fractional share of  1/2 or more would result, it will be rounded up to the next whole share, and, if a fractional share of less than  1/2 would result, it will be rounded down to the previous whole share.

(f) Cashout.

(i) Employee Deferral Cashout. If at any time a Participant’s Account balance attributable to the aggregate of his Deferrals does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Deferred Compensation Plan Committee may elect, in its sole discretion, to pay the Participant’s entire Account balance attributable to Deferrals in an immediate single-sum payment. For purposes of determining the amount of Deferrals in a Participant’s Account in order to apply this provision, any deferrals of compensation that the Participant has elected under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Account balance attributable to Deferrals hereunder.

(ii) Cashout of Employer Contributions. If at any time a Participant’s Account balance, other than amounts attributable to Deferrals, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Deferred Compensation Plan Committee may elect, in its sole discretion, to pay such portion of the Participant’s Account balance in an immediate single-sum payment. For purposes of determining the amount of a Participant’s Account other than Deferrals in order to apply this provision, any deferrals of compensation other than Participant elective deferrals under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s Account balance other than amounts attributable to Deferrals hereunder.

(iii) Documentation of Determination. Any exercise of the Deferred Compensation Plan Committee’s discretion pursuant to subsections (f)(i) and (f)(ii) hereof will be evidenced in writing no later than the date of the distribution.

5.3 Payment Upon a Change in Control.

Notwithstanding anything in Section 5.2 to the contrary, upon a Change in Control, each Participant will be entitled to receive a distribution of his Change in Control Distribution Account. Each Participant’s Change in Control Distribution Account will be distributed in the form of a single-sum payment on the 24-month anniversary of the Change in Control; provided, during the 12-month period beginning on the Change in Control, each Participant may elect instead to have his Change in Control Distribution Account distributed, as provided in Section 5.2(c), in the form of a single-sum payment made, or installments commencing, on either (i) any specified date that is at least 5 years after the 24-month anniversary of the Change in Control, or (ii) the latest of (A) the 6-month anniversary of the Participant’s Separation from Service, (B) the 7-year anniversary of the Change in Control, or (C) such later date as is necessary to satisfy the timing rules of Section 1.409A-2(b) of the Treasury Regulations. A Participant who has elected to have his Change in Control Distribution Account distributed in accordance with clause (i) or clause (ii) of the immediately preceding sentence may further modify the form in which and/or time at which his Change in Control Account is distributed, provided that any such modification complies with the requirements set forth in Section 5.2(d).

5.4 Death Benefits.

If a Participant dies before full payment of his Account is made, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Deferred Compensation Plan Committee will be entitled to receive a distribution of the entire vested amount credited to such Participant’s Account (including any portion of the Participant’s Account that has commenced to be distributed to the Participant in the form of annual installments prior to the Participant’s death but has not yet been fully distributed). The Account will be distributed to such Beneficiary or Beneficiaries in the form of a single-sum payment on the 45th day after the date of the Participant’s death.

5.5 Hardship Withdrawals.

(a) Eligibility and Timing. Upon receipt of an application for a hardship distribution and the Deferred Compensation Plan Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Deferred Compensation Plan Committee will cause the applicable Participating Company to pay a distribution to such Participant from the Participant’s vested Account. The Deferred Compensation Plan Committee, in its sole discretion, may limit the number of hardship distributions available to a Participant per year. Such distribution will be paid in a lump-sum payment within 90 days after the date that the Deferred Compensation Plan Committee determines that a Financial Hardship exists.

(b) Amount. The amount of such lump-sum payment will be limited to the amount of such Participant’s vested Account reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship (which may include amounts necessary to pay taxes that will result from the distribution as permitted by Code Section 409A). Determinations of amounts reasonably necessary to satisfy the emergency need will take into account any additional compensation that is available under the Plan due to cancellation of a Deferral Election upon a payment due to a Financial Hardship. However, the determination of amounts reasonably necessary to satisfy the emergency need will not take into account any additional compensation that due to the Financial Hardship is available under the Plan or another nonqualified deferred compensation plan but has not actually been paid.

(c) Designation of Payment. If payment is made hereunder upon a Financial Hardship, it will be so designated at the time of payment. The amount of such distribution will reduce the Participant’s Account balance as provided in Section 3.6.

5.6 Taxes.

(a) Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or beneficiary’s Account hereunder is subject to FICA Tax or any state, local or foreign tax obligations, which a Participating Company will be required to pay or withhold prior to the time the Participant’s Account becomes payable hereunder, the Participating Company will have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.

(b) Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or beneficiary’s Account hereunder is subject to any taxes which a Participating Company will be required to pay or withhold at the time the Account becomes payable hereunder, the Participating Company will have the full power and authority to withhold and pay such tax out of any monies or other property that the Participating Company holds for the account of the Participant or beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Account that is not then payable.

5.7 Offset of Account by Amounts Owed to the Company.

Notwithstanding anything in the Plan to the contrary, the Deferred Compensation Plan Committee may, in its sole discretion, offset any benefit payment or payments of a Participant’s or beneficiary’s Account under the Plan by any amount owed by such Participant or beneficiary (whether or not such obligation is related to the Plan) to any Affiliate; provided, no such offset will apply before the Account is otherwise payable under the Plan, unless the following requirements are satisfied: (i) the debt owed to the Affiliate was incurred in the ordinary course of the relationship between the Participant and the Affiliate, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or beneficiary.

5.8 No Acceleration of Payments.

Except as otherwise provided in this Section, no payment scheduled to be made under this Article V may be accelerated. Notwithstanding the foregoing, the Deferred Compensation Plan Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article V in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

ARTICLE VI

CLAIMS

6.1 Rights.

If a Participant or beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including, but not limited to, claims for benefits (collectively referred to herein as “claim” or “claims”), such claimant will submit the claim in accordance with the procedures set forth in this Article VI. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 6.2(b), a Participant or beneficiary will have 90 days within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 90-day period will be precluded.

6.2 Claim Procedure.

(a) Initial Claim. Claims for benefits under the Plan may be filed in writing with the Deferred Compensation Plan Committee on forms or in such other written documents as the Deferred Compensation Plan Committee may prescribe.

(i) General Claims. Except as provided in subsection (d)(ii) hereof, the Deferred Compensation Plan Committee will furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension, the Deferred Compensation Plan Committee may extend such 90-day period by up to an additional 90 days, by providing a notice of such extension to the claimant before the end of the initial 90-day period. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(ii) Claims Based on an Independent Determination of Disability. With respect to a claim for benefits under the Plan based on Disability, the Deferred Compensation Plan Committee will furnish to the claimant written notice of the disposition of a claim within 45 days after the application therefor is filed; provided, if matters beyond the control of the Deferred Compensation Plan Committee require an extension of time for processing the claim, the Deferred Compensation Plan Committee will furnish written notice of the extension to the claimant prior to the end of the initial 45-day period, and such extension will not exceed one additional, consecutive 30-day period; and, provided further, if matters beyond the control of the Deferred Compensation Plan Committee require an additional extension of time for processing the claim, the

Deferred Compensation Plan Committee will furnish written notice of the second extension to the claimant prior to the end of the initial 30-day extension period, and such extension will not exceed an additional, consecutive 30-day period. Notice of any extension under this subsection (a) will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, cites of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(b) Appeal. Any Participant or beneficiary who has been denied a benefit, or his duly authorized representative, will be entitled, upon request to the Deferred Compensation Plan Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Deferred Compensation Plan Committee’s possession in order to prepare the appeal.

(i) General Claims. The request for review, together with a written statement of the claimant’s position, must be filed with the Deferred Compensation Plan Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a) hereof. The Deferred Compensation Plan Committee’s decision will be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension, the Deferred Compensation Plan Committee may extend such 60-day period by up to an additional 60 days, by providing a notice of such extension to the claimant before the end of the initial 60-day period. If unfavorable, the notice of decision will explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).

(ii) Claims Based on an Independent Determination of Disability. With respect to an appeal of a denial of benefits under the Plan based on Disability, the form containing the request for review, together with a written statement of the claimant’s position, must be filed with the Deferred Compensation Plan Committee no later than 180 days after receipt of the written notification of denial of a claim provided for in subsection (a) hereof. The Deferred Compensation Plan Committee’s decision will be made within 45 days following the filing of the request for review and will be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Deferred Compensation Plan Committee will furnish written notice to the claimant prior to the end of the initial 45-day period, and such an extension will not exceed one additional 45-day period. The Deferred Compensation Plan Committee’s review will not afford deference to the initial adverse benefit determination and will be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Deferred

Compensation Plan Committee will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual. If unfavorable, the notice of decision will explain the reason or reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, state the claimant’s right to bring a civil action under ERISA Section 502(a), and identify all medical or vocational experts whose advice was obtained by the Deferred Compensation Plan Committee in connection with a claimant’s adverse benefit determination.

6.3 Satisfaction of Claims.

Any payment to a Participant or beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Deferred Compensation Plan Committee and the Participating Companies, any of whom may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as determined by the Deferred Compensation Plan Committee or the Participating Companies. If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

ARTICLE VII

SOURCE OF FUNDS; TRUSTS

7.1 Rabbi Trust.

(a) Establishment. To the extent determined by the Controlling Company, the Participating Companies will transfer the funds necessary to fund benefits accrued hereunder to a Trustee to be held and administered by the Trustee pursuant to the terms of the Rabbi Trust Agreement. Except as otherwise provided in the Rabbi Trust Agreement, each transfer into the Rabbi Trust will be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Rabbi Trust property is in no way subject to use by the Participating Company; provided, it is the intent of the Controlling Company that the assets held by the Rabbi Trust are and will remain at all times subject to the claims of the general creditors of the Participating Companies.

(b) Distributions. Pursuant to the Rabbi Trust Agreement, the Trustee will make payments to Participants and Beneficiaries in accordance with a payment schedule provided by the Participating Company. The Participating Company will make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan, and will pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid.

(c) Status of the Rabbi Trust. No Participant or beneficiary will have any interest in the assets held by the Rabbi Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company will not grant a security interest in the assets held by the Rabbi Trust in favor of the Participants, beneficiaries or any creditor.

7.2 Funding Prohibition under Certain Circumstances.

Notwithstanding anything in this Article VII to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b). Without limiting the generality of the foregoing, no assets will be set aside to fund benefits under the Plan for a Participant who is described in Code Section 162(m)(3) or subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934 during any period in which any single-employer defined benefit pension plan that is sponsored by an Affiliate is in at-risk status, as defined in Code Section 430(i).

ARTICLE VIII

ADMINISTRATION

8.1 Action by Deferred Compensation Plan Committee.

Action of the Deferred Compensation Plan Committee may be taken with or without a meeting of committee members; provided, action will be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or beneficiary, he will not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Deferred Compensation Plan Committee will choose a secretary who will keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Deferred Compensation Plan Committee.

8.2 Rights and Duties of Deferred Compensation Plan Committee.

The Deferred Compensation Plan Committee will administer the Plan and will have all the powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret and administer the Plan;

(b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(c) To compute and certify to the Participating Company the amount and kinds of benefits payable to Participants and beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To authorize all disbursements by the Participating Company or the Trustee pursuant to the Plan;

(e) To maintain all the necessary records of the administration of the Plan;

(f) To make, publish and modify such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To have all powers elsewhere conferred upon it; and

(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Deferred Compensation Plan Committee will have the exclusive right in its discretion to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters will be final and conclusive on all parties.

8.3 Compensation, Indemnity and Liability of Committee Members.

The Deferred Compensation Plan Committee and its members will serve as such without bond and without compensation for services hereunder. All expenses of the Deferred Compensation Plan Committee will be paid by the Participating Companies or will be paid by the Plan. No member of the Deferred Compensation Plan Committee will be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, except with regard to his own fraud or willful misconduct. The Participating Companies will indemnify and hold harmless the Deferred Compensation Plan Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Deferred Compensation Plan Committee, excepting only expenses and liabilities arising out of his own fraud or willful misconduct.

8.4 Authority.

Any action by the Compensation Committee or the Deferred Compensation Plan Committee with respect to the administration or amendment of the Plan will be binding on all Participating Companies.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1 Amendments.

The Deferred Compensation Plan Committee or the Compensation Committee will have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, any amendment that is not legally required must be approved by the Compensation Committee. Any amendment will be in writing and executed by a duly authorized officer of the Controlling Company or a member of the Deferred Compensation Plan Committee. An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants, beneficiaries and Participating Companies will be bound by such amendment and their consent will not be required.

9.2 Termination of Plan.

(a) Freezing. The Controlling Company reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan will be taken in the form of a written Plan amendment adopted as provided in Section 9.1. Upon the freezing of the Plan, Deferral Elections will not apply to Base Pay, Bonuses, Stock Unit Awards or Director’s Fees earned after the Plan Year in which the Plan is frozen.

(b) Termination. The Controlling Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Accounts will be subject to the restrictions provided under Code Section 409A. For example, the Plan may be terminated within 30 days before or 12 months following a Change in Control, and all Accounts may be distributed upon such termination as long as all other plans or programs that would be aggregated with the Plan under Code Section 409A are similarly terminated and liquidated. If the Plan is terminated, each Participant will become 100% vested in his Account. Such termination will be binding on all Participants and beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1 Beneficiary Designation.

(a) General. Participants will designate and from time to time may redesignate their Beneficiaries in such form and manner as the Deferred Compensation Plan Committee may determine.

(b) No Designation or Designee Dead or Missing. In the event that:

(i) a Participant dies without designating a Beneficiary;

(ii) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or

(iii) the Beneficiary designated by a Participant cannot be located by the Deferred Compensation Plan Committee within the maximum time limit for payment of benefits to such person;

then, in any of such events, the Beneficiary of such Participant will be the Participant’s Surviving Spouse, if any, and if not, then the estate of the Participant; provided, if the Participant does not have a Surviving Spouse (or the Surviving Spouse cannot be located within a reasonable period after the Participant’s death), and no claim has been made on behalf of the Participant’s estate within a reasonable period of time after the Participant’s death, then, to the extent any individual(s), whom the Deferred Compensation Plan Committee, in its sole discretion, determines to be heirs and/or relatives of the deceased Participant, make an affirmative claim for payment of the deceased Participant’s Account, the Deferred Compensation Plan Committee in its sole discretion may determine that the Beneficiary will be some or all of such heirs and/or relatives of the Participant, and payment to such Beneficiary will be deemed in full satisfaction of the Participant’s benefits under the Plan, without further liability with respect to such Participant’s benefits on the part of the Plan, any Participating Company, the Deferred Compensation Plan Committee or the Trustee. Notwithstanding the foregoing, in no event will the Deferred Compensation Plan Committee have any obligation to search for any heirs or relatives of the deceased Participant, whether by publication or otherwise.

10.2 Distribution Pursuant to Domestic Relations Order.

Upon receipt of a valid domestic relations order [determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)] requiring the transfer of all or a portion of a Participant’s vested Account to an alternate payee, the Deferred Compensation Plan Committee will cause the Controlling Company to pay a distribution to such alternate payee. Such benefits will be paid in a single lump sum in cash upon approval of the order as a qualified domestic relations order.

10.3 Taxation.

It is the intention of the Controlling Company that the Accounts will not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Company, or the Rabbi Trust, as the case may be, to such Participants or Beneficiaries. When such benefits are so paid, it is the intention of the Controlling Company that they will be deductible by the Participating Companies under Code Section 162. The Plan is intended to satisfy the requirements of Code Section 409A, and the Deferred Compensation Plan Committee will use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements. The provisions of the Plan will be construed consistently with the requirements of Code Section 409A at all times. Notwithstanding anything in the Plan to the contrary, with respect to a Participant who is “specified employee”, as defined for purposes of Code Section 409A(a)(2)(B)(i), a distribution on account of such Participant’s Separation from Service will not be made before the date which is 6 months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death). The Participating Companies do not guarantee that any particular tax treatment will result from participation in this Plan.

10.4 Plan Expenses.

Expenses incurred with respect to administering the Plan and the Trust will be deducted from Accounts to the extent such costs are not paid by the Participating Companies or to the extent the Controlling Company requests that the Trustee reimburse it or any other Participating Company for its payment of such expenses. Expenses attributable to a single Account will be charged to that Account. Any expenses not attributable solely to a single Account will be apportioned among all Accounts on a pro rata basis.

10.5 No Employment Contract.

Nothing herein contained is intended to be nor will be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company or serve on the Board for any specific period of time.

10.6 Headings.

The headings of the various articles and sections in the Plan are solely for convenience and will not be relied upon in construing any provisions hereof. Any reference to a section will refer to a section of the Plan unless specified otherwise.

10.7 Gender and Number.

Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.8 Assignment of Benefits.

The right of a Participant or beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or beneficiary, except: (i) by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan; or (ii) pursuant to a valid domestic relations order, in accordance with Section 10.2.

10.9 Legally Incompetent.

The Deferred Compensation Plan Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, or to any other person for the benefit of the incompetent or disabled person, without further liability on the part of the Participating Company for the amount or application of such payment to the person on whose account such payment is made.

10.10 Governing Law.

The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Florida. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.

IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the 26th day of July, 2012.

MASONITE INTERNATIONAL CORPORATION

/s/ Gail N. Auerbach
By: Gail N. Auerbach
Title: SVP, Human Resources

EXHIBIT A

PARTICIPATING COMPANIES

Company Name	Effective Date
Masonite International Corporation	August 13, 2012
Masonite Corporation	August 13, 2012